Equity transfer agreement

Party A:	Aoxin Tianli Group, Inc.

Party B:	Ms. Qian Wang	National Identification Number: 500222199405193727

	Mr. Zhongli Xiong	National Identification Number: 500108198709024343

Whereas Party A is a public company traded on NASDAQ (Trading code: ABAC, hereinafter referred to as public company), whereas party B jointly held one hundred percent equity of Chongqing Kangduo Commercial Trade Co., Ltd, while Kangduo company holds ten percent equity of Youyang County Jinzhu Forestry Development Co., Ltd. and 3853.5 mu of bamboo forest property right.

The following agreement is reached through friendly negotiation between both parties:

1. Party A agrees to buyout Chongqing Kangduo Commercial Trade Co., Ltd's one hundred percent equity that is held by party B (Mr. Zhongxi Xiong held 60%, Ms. Qian Wang held 40% respectively), according to the evaluation of the professional assets assessment institution, the value of company Kangduo is RMB 61.9768 million at the base valuation date of August 31, 2017. In order to give proper acquisition discount for Party A, the two sides agreed that the final deal price would be RMB 48 million.

2. Party A and party B agree that the public company additionally issues two million common stock shares to Party B, which is considered to be the part payment of party A acquired party B's equity, at the same time, the public company shall also pay party B RMB 18 million by cash.

3. Party A promises to complete the payment to party B within twenty working days after signing of this agreement, including stock's secondary offerings and cash payment; so in this payment, Party A will pay the new 1.2 million issuance shares and RMB 10.80 million cash to Party B's individual Mr. Zhongli Xiong, Party A will pay the new 0.8 million issuance shares and RMB 7.20 million cash to Party B's individual Ms. Qian Wang. After this agreement is signed, party B promises to complete party A' s appointed company equity transfer within fifteen working days.

4. Party B promises that after selling Kangduo's equity to Party A, Kangduo will realize profit gain within five years, moreover, the annual profits are not less than RMB 4.80 million. If Party B doesn't reach this profit indicator, Party B will buy back this asset from the public company.

5. Party B promises that if Party A has more acquisition requirement, Party B can help Party A to purchase more of the equity of Chongqing Youyang County Jinzhu Forestry Development Co., Ltd within five years, and finally Party A can reach the 70% equity holdings of Jinzhu Forestry Development Co., Ltd, and the overall purchase price will not exceed RMB 250 million.

6. All matters are not mentioned in here shall be settled by both parties through negotiation.

7. Date of signing: September 20th 2017.

8. This agreement is made in quadruplicate, and Party A and Party B hold two copies respectively.

Party A	Party B

By: /s/ Guolan Li	By: /s/ Zhong li Xiong
Guolan Li	Zhong li Xiong